Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CELADON GROUP, INC.

FIRST:                    The name of the corporation is Celadon Group, Inc. (the “Corporation”).

SECOND:              The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road Suite 400, in the City of Wilmington, County of Newcastle. The name of its registered agent at such address is The Corporation Service Company.

THIRD:      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:              The aggregate number of shares of stock which the Corporation shall have authority to issue is Forty Million, One Hundred Seventy-Nine Thousand, Nine Hundred Eighty-Five (40,179,985) shares, consisting of Forty Million (40,000,000) shares of common stock, $0.033 par value (the “Common Stock”), and One Hundred Seventy-Nine Thousand, Eighty-Nine Thousand Nine Hundred Eighty-Five (179,985) shares of preferred stock, $1.00 par value (the “Preferred Stock”).

The following is a description of each class of capital stock of the Corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, and other special or relative rights granted to or imposed upon the shares of each class:

A.   Common Stock

Subject to the rights of the Preferred Stock, and except as otherwise provided by the laws of the State of Delaware, the holders of record of shares of Common Stock shall share ratably in all dividends and other distributions, whether in respect of a liquidation or dissolution (voluntary or involuntary) or otherwise, and shall be entitled to one vote per share of Common Stock held with respect to all matters to be voted on by the stockholders of the corporation.

B.   Preferred Stock

The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each series shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series (the Directors providing for the issue of such series (the “Directors’ Resolution”). The Directors’ Resolution as to any series shall (a) designate the series, (b) state the dividend rate or rates of such series, the payment dates for dividends and, if cumulative, the date or dates or the method of determining the date or dates, from which dividends on shares of such series shall be cumulative, (c) state the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up, and (d) state the price or prices at which, the time or times, and the terms and conditions on which, the shares of such series may be redeemed at the option of the corporation; and such Directors’ Resolution may (i) limit the number of shares of such series which may be issued (ii) provide for a sinking fund or make other provision for the purchase or redemption of shares of such series and determine the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, in addition to any voting rights which otherwise may be vested in such series, (iv) state the terms and conditions upon which shares of any such series may be made convertible into or exchangeable for any other shares of the Corporation, and (v) grant any other special rights or impose any other qualifications, limitations, or restrictions thereon.

So long as any shares of the Preferred Stock are outstanding, the corporation shall not amend, alter or repeal any provision of the Certificate of Incorporation (which term includes each and all Directors’ Resolutions) of the Corporation so as to affect adversely the powers, preferences or rights of any one or more series of the Preferred Stock or of the holders thereof without the consent of the holders of at least a majority of the total number of outstanding shares of the several series so affected or of the single series solely affected, given in person or by proxy, by vote at a meeting called for that purpose or by means of a consent in writing. In the application of these provisions, any amendment which would increase the number of authorized shares of the Preferred Stock, or which would authorize or create any shares of stock ranking prior to or on a parity with the Preferred Stock as to dividends or as to distribution of assets on liquidation, dissolution or winding up, shall be considered as affecting adversely the right of all outstanding shares of the Preferred Stock.
FIFTH:                  The Corporation is to have a perpetual existence.

SIXTH:                 In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is authorized to adopt, amend and repeal the By-laws of the Corporation.

SEVENTH:           Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be written ballot unless the By-laws of the Corporation shall so provide.

EIGHTH:              The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

NINTH:                Whenever a compromise or arrangements is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

TENTH:               The Corporation shall to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented, or by any successor thereto, indemnify and reimburse any and all persons whom it shall have the power to indemnify under said Section from and against all of the expenses, liabilities or other matters referred to in or covered by said Section. Notwithstanding the foregoing, the indemnification provided for in this Article TENTH shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any By-law of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

ELEVENTH:         A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction form which the director derived an improper personal benefit.